www.TractorSupply.com

TRACTOR SUPPLY COMPANY REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS
•Net Sales Increased 7.5%; Comparable Store Sales Increased 4.3%
•Diluted Earnings Per Share Increased 12.7% to $0.71
•Actions Taken to Prioritize Investments in Safety and Convenience and Improve Liquidity

Brentwood, TN, April 23, 2020 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, today reported financial results for its first quarter ended March 28, 2020.

“Our year-to-date results underscore the importance of Tractor Supply as an essential, needs-based retailer. Tractor Supply delivered solid results in the first quarter, and second quarter sales are off to a strong start,” said Hal Lawton, Tractor Supply’s President and Chief Executive Officer. “I can’t thank the Tractor Supply team members enough for their dedication and support of each other and our customers. During these unprecedented times, I am incredibly proud of how the team is responding. The health and safety of our team members and customers will continue to be our highest priority. Across our business, we have taken more than 100 actions in response to the COVID-19 crisis with a focus on being preemptive and proactive. Tractor Supply has a strong and resilient business model, and we are confident we will emerge from the crisis even stronger.”

Lawton continued, “At this critical time, Tractor Supply is committed to supporting our customers’ ability to take care of their families, property and animals. We are leveraging our strengths and pursuing opportunities as we adapt to our customers’ changing needs, as they rely on us to be the dependable supplier to support their lifestyle.”

First Quarter Results
Net sales for the first quarter 2020 increased 7.5% to $1.96 billion from $1.82 billion in the first quarter of 2019. Comparable store sales increased 4.3% compared to an increase of 5.0% in the prior year’s first quarter. The comparable store sales results included an increase in comparable average ticket of 5.4% and a decrease in comparable transaction count of 1.1%. All geographic regions of the Company had positive comparable store sales growth. The increase in comparable store sales was primarily driven by strength in consumable, usable and edible product categories, along with solid demand for spring seasonal categories. This growth was partially offset by softness in sales of cold weather seasonal merchandise and discretionary categories such as clothing and footwear.

Gross profit increased 7.5% to $661.2 million from $615.0 million in the prior year’s first quarter, and gross margin was 33.8%, essentially flat to the prior year’s first quarter. The gross margin performance reflected lower transportation costs as a percent of net sales offset by pressure from the strong sales of consumable merchandise which generally carry a below chain average gross margin rate and markdowns of winter seasonal merchandise.

Selling, general and administrative (SG&A) expenses, including depreciation and amortization, increased 7.3% to $548.7 million from $511.6 million in the prior year’s first quarter. As a percent of net sales, SG&A expenses improved seven basis points to 28.0% from 28.1% in the prior year’s first quarter. The improvement in SG&A as a percent of net sales was primarily attributable to leverage in occupancy and other costs from the increase in comparable store sales and a net benefit from legal settlements, primarily from the favorable settlement in the Visa/Mastercard interchange fee class action lawsuit. Certain first quarter costs as a percent of net sales were higher than the prior year, driven by incremental costs from COVID-19 such as investments in pay and benefits and the impact of additional labor hours and supply costs dedicated to COVID-19 cleaning actions.

The effective income tax rate was 22.1% compared to 22.0% in the prior year’s first quarter.

Net income increased 9.0% to $83.8 million in the first quarter of 2020 from $76.8 million in the prior year’s first quarter and diluted earnings per share increased 12.7% to $0.71 from $0.63 in the first quarter of 2019.

The Company repurchased approximately 2.9 million shares of its common stock for $263.2 million and paid quarterly cash dividends totaling $40.9 million, returning $304.1 million of capital to shareholders in the first quarter of 2020. As previously announced, the Company suspended its share repurchase program effective March 12, 2020.

The Company opened 20 new Tractor Supply stores and closed one Del’s store in the first quarter of 2020 compared to 10 new Tractor Supply store openings and one Petsense store opening in the prior year’s first quarter.

Fiscal 2020 and Liquidity
Given the uncertainty related to the COVID-19 pandemic, the Company withdrew its guidance for fiscal 2020 on April 7, 2020. The uncertainties related to the COVID-19 pandemic include, but are not limited to: how macroeconomic factors evolve including unemployment rates; the impact of the crisis on consumer shopping patterns; the timing of when consumer stimulus checks arrive; the duration and degree of quarantine measures, including additional measures that may still occur; uncertainty in the economy in the remainder of 2020; and the incremental costs of doing business as an essential, needs-based retailer in the current environment. For the second quarter of 2020, the net incremental costs of doing business as an essential retailer are currently anticipated to be in the range of $30 million to $50 million.

Capital expenditures for fiscal 2020 are still expected to be in the range of $225 million to $275 million. The Company is moving ahead with its new store opening program, but the timing of new store openings in some areas may be delayed as a result of the COVID-19 pandemic, including local and state orders.

Tractor Supply’s strong balance sheet, coupled with its robust operating cash flow, provide the Company with significant financial flexibility. Preemptive actions to strengthen its liquidity and preserve cash while navigating the COVID-19 pandemic include:

•Suspending its share repurchase program effective March 12, 2020,
•Borrowing $200 million on March 12, 2020, under the accordion feature of the Company’s existing credit facility, and
•Entering into an amendment to the Company’s credit facility on April 22, 2020, under which the Company borrowed an additional $350 million.

At this time, the Company does not expect to suspend or reduce its quarterly cash dividend.

COVID-19 Update
Tractor Supply has taken a number of immediate steps to adjust to the impact of COVID-19. During the first quarter, incremental operating costs related to COVID-19 were approximately $7 million. The primary contributing factors to these costs were appreciation bonuses to frontline team members, medical and sick leave coverage, and sanitation and safety supplies. As previously stated, the net incremental costs of these actions in response to COVID-19 are currently anticipated to be between $30 to $50 million in the second quarter.

Additionally, Tractor Supply is reprioritizing capital spend to accelerate initiatives to enhance safety and convenience for customers, including Buy Online, Pickup In Store; Buy Online, Deliver from Store; Contactless Curbside Pickup; Contactless Payment capabilities; and additional Mobile POS devices in all stores, which all have been announced in the past several weeks. These additions are all related to incremental actions the Company is taking as an essential retailer during this time. For more information, please visit www.TractorSupply.com/COVID-19.

Conference Call Information
Tractor Supply Company will hold a conference call today, Thursday, April 23, 2020 at 9:00 a.m. CT / 10:00 a.m. ET, hosted by Hal Lawton, President and Chief Executive Officer, and Kurt Barton, Chief Financial Officer. The call will be webcast live at IR.TractorSupply.com.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the webcast.

A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, has been passionate about serving its unique niche, as a one-stop shop for recreational farmers, ranchers and all those who enjoy living the rural lifestyle, for more than 80 years. Tractor Supply offers an extensive mix of products necessary to care for home, land, pets and animals with a focus on product localization, exclusive brands and legendary customer service that addresses the needs of the Out Here lifestyle. With more than 33,000 team members, the Company leverages its physical store assets with digital capabilities to offer customers the convenience of purchasing products they need anytime, anywhere and any way they choose at the everyday low prices they deserve. At March 28, 2020, the Company operated 1,863 Tractor Supply stores in 49 states and an e-commerce website at www.TractorSupply.com.
Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At March 28, 2020, the Company operated 180 Petsense stores in 26 states. For more information on Petsense, visit www.Petsense.com.

Forward-Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding sales and earnings growth, estimated results of operations, including, but not limited to, operating margins, net income and comparable store sales, and capital expenditures. Other factors affecting future results include the amount of share repurchases, marketing, merchandising and strategic initiatives and new store and distribution center openings and expenses in future periods, including incremental costs associated with COVID-19. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, national, regional and local economic conditions affecting consumer spending, including the effects of COVID-19, the effects that “shelter in place” or other similar mandated or suggested social distancing protocols could have on the business, the costs of doing business as a retailer during the COVID-19 pandemic, the effectiveness of the Company’s responses to COVID-19 and customer response with respect to those actions, the effects of COVID-19 on our suppliers, business partners and supply chain, the timing and acceptance of new products in the stores, the timing and mix of goods sold, weather conditions, the seasonal nature of the business, transportation costs, including but not limited to, carrier rates and fuel costs, purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses, particularly in light of COVID-19, including but not limited to, increases in wages, and execute key gross margin enhancing initiatives, the availability of favorable credit sources, capital market conditions in general, the ability to open new stores in the manner, timing and number currently contemplated, the impact of new stores on the business, competition, including competition from online retailers, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of employee or customer data, ongoing and potential future legal or regulatory proceedings, management of the Company’s information systems, failure to develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes, including expected effects of the Tax Cuts and Jobs Act, and results of examination by taxing authorities, the imposition of tariffs on imported products or the disallowance of tax deductions on imported products, the ability to maintain an effective system of internal control over financial reporting, and changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	FIRST QUARTER ENDED
	March 28, 2020		March 30, 2019
		% of		% of
		Net		Net
		Sales		Sales
Net sales	$1,959,188	100.00%	$1,822,220	100.00%
Cost of merchandise sold	1,297,939	66.25	1,207,236	66.25
Gross profit	661,249	33.75	614,984	33.75

Selling, general and administrative expenses	497,275	25.38	465,809	25.56
Depreciation and amortization	51,436	2.62	45,767	2.51

Operating income	112,538	5.75	103,408	5.68
Interest expense, net	5,049	0.26	4,930	0.27

Income before income taxes	107,489	5.49	98,478	5.41
Income tax expense	23,712	1.21	21,646	1.19
Net income	$83,777	4.28%	$76,832	4.22%

Net income per share:
Basic	$0.72		$0.63
Diluted	$0.71		$0.63

Weighted average shares outstanding:
Basic	116,738		121,211
Diluted	117,432		122,152

Dividends declared per common share outstanding	$0.35		$0.31

Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	FIRST QUARTER ENDED
	March 28, 2020	March 30, 2019
Net income	$83,777	$76,832

Other comprehensive loss:
Change in fair value of interest rate swaps, net of taxes	(5,250)	(1,464)
Total other comprehensive loss	(5,250)	(1,464)
Total comprehensive income	$78,527	$75,368

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 28, 2020	March 30, 2019
ASSETS
Current assets:
Cash and cash equivalents	$461,473	$102,215
Inventories	1,905,913	1,881,332
Prepaid expenses and other current assets	112,853	90,692
Income taxes receivable	—	4,846
Total current assets	2,480,239	2,079,085

Property and equipment, net	1,143,189	1,120,869
Operating lease right-of-use assets	2,228,597	2,086,950
Goodwill and other intangible assets	124,492	124,492
Other assets	25,888	25,805
Total assets	$6,002,405	$5,437,201

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$887,938	$785,068
Accrued employee compensation	31,146	28,704
Other accrued expenses	234,460	204,797
Current portion of long-term debt	30,000	21,250
Current portion of finance lease liabilities	4,172	3,683
Current portion of operating lease liabilities	281,620	260,441
Income taxes payable	24,789	7,991
Total current liabilities	1,494,125	1,311,934

Long-term debt	989,074	605,695
Finance lease liabilities, less current portion	31,157	28,336
Operating lease liabilities, less current portion	2,051,885	1,929,520
Deferred income taxes	1,796	6,878
Other long-term liabilities	80,645	69,262
Total liabilities	4,648,682	3,951,625

Stockholders’ equity:
Common stock	1,391	1,380
Additional paid-in capital	978,837	864,738
Treasury stock	(3,277,215)	(2,635,996)
Accumulated other comprehensive (loss)/income	(5,051)	3,067
Retained earnings	3,655,761	3,252,387
Total stockholders’ equity	1,353,723	1,485,576
Total liabilities and stockholders’ equity	$6,002,405	$5,437,201

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three Months Ended
	March 28, 2020	March 30, 2019
Cash flows from operating activities:
Net income	$83,777	$76,832
Adjustments to reconcile net income to net cash provided by/(used in) operating activities:
Depreciation and amortization	51,436	45,767
Gain on disposition of property and equipment	(315)	(224)
Share-based compensation expense	6,945	9,624
Deferred income taxes	1,643	13,485
Change in assets and liabilities:
Inventories	(303,132)	(291,790)
Prepaid expenses and other current assets	(11,988)	23,755
Accounts payable	244,902	165,087
Accrued employee compensation	(8,609)	(25,342)
Other accrued expenses	(12,352)	(31,159)
Income taxes	18,805	5,488
Other	12,820	(4,547)
Net cash provided by/(used in) operating activities	83,932	(13,024)
Cash flows from investing activities:
Capital expenditures	(29,648)	(28,785)
Proceeds from sale of property and equipment	320	358
Net cash used in investing activities	(29,328)	(28,427)
Cash flows from financing activities:
Borrowings under debt facilities	809,000	385,000
Repayments under debt facilities	(186,500)	(165,500)
Principal payments under finance lease liabilities	(1,000)	(897)
Repurchase of shares to satisfy tax obligations	(5,407)	(3,026)
Repurchase of common stock	(263,219)	(155,319)
Net proceeds from issuance of common stock	10,603	34,732
Cash dividends paid to stockholders	(40,849)	(37,623)
Net cash provided by financing activities	322,628	57,367
Net change in cash and cash equivalents	377,232	15,916
Cash and cash equivalents at beginning of period	84,241	86,299
Cash and cash equivalents at end of period	$461,473	$102,215

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$5,781	$6,137
Income taxes	1,358	2,080

Supplemental disclosures of non-cash activities:
Non-cash accruals for construction in progress	$7,046	$6,540
Increase of operating lease assets and liabilities from new or modified leases	108,872	64,519
Increase of finance lease assets and liabilities from new or modified leases	1,904	—
Operating lease assets and liabilities recognized upon adoption of ASC 842	—	2,084,880

Selected Financial and Operating Information
(Unaudited)

	FIRST QUARTER ENDED
	March 28, 2020	March 30, 2019
Sales Information:
Comparable store sales increase	4.3%	5.0%
New store sales (% of total sales)	3.1%	3.2%
Average transaction value	$46.34	$43.99
Comparable store average transaction value increase	5.4%	3.2%
Comparable store average transaction count (decrease)/increase	(1.1)%	1.8%
Total selling square footage (000’s)	31,169	29,729
Exclusive brands (% of total sales)	31.8%	32.7%
Imports (% of total sales)	10.3%	11.8%

Store Count Information:
Tractor Supply
Beginning of period	1,844	1,765
New stores opened	20	10
Stores closed	(1)	—
End of period	1,863	1,775
Petsense
Beginning of period	180	175
New stores opened	—	1
Stores closed	—	—
End of period	180	176
Consolidated end of period	2,043	1,951

Pre-opening costs (000’s)	$2,307	$943

Balance Sheet Information:
Average inventory per store (000’s) (a)	$888.2	$915.4
Inventory turns (annualized)	3.05	2.91
Share repurchase program:
Cost (000’s)	$263,219	$155,319
Average purchase price per share	$92.28	$90.09

Capital Expenditures (in millions):
New and relocated stores and stores not yet opened	$11.9	$7.3
Information technology	9.0	9.7
Existing stores	6.9	7.5
Corporate and other	1.5	0.1
Distribution center capacity and improvements	0.3	4.2
Total	$29.6	$28.8

(a) Assumes average inventory cost, excluding inventory in transit.